UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                SEC File Number No.: 811-02853
                                                CUSIP No.: 524658101

(Check One):    [ ] Form 10-K [ ] Form 20-F  [ ] Form 11-K
                [ ] Form 10-Q [X] Form N-SAR [ ] Form N-CSR

                For Period Ended: August 31, 2004

                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR
                For the Transition Period Ended: ____________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part I - REGISTRANT INFORMATION

                          Legg Mason Cash Reserve Trust
                 ----------------------------------------------
                             Full Name of Registrant


                                      N/A
                 ----------------------------------------------
                            Former Name if Applicable


                            100 Light Street, 29th Floor
                 -----------------------------------------------
            Address of Principal Executive Office (Street and Number)


                               Baltimore, MD 21202
                             -----------------------
                            City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a)      The reasons described in reasonable detail in Part
                           III of this form could not be eliminated without
             |             unreasonable effort or expense;
             |
             |    (b)      The subject annual report, semi-annual report,
             |             transition report on Form 10-K, Form 20-F, 11-K Form
             |             N-SAR or Form N-CSR, or portion thereof, will be
        [X]  |             filed on or before the fifteenth calendar day
             |             following the prescribed due date; or the subject
             |             quarterly report of transition report on Form 10-Q,
             |             or portion thereof will be filed on or before the
             |             fifth calendar day following the prescribed due
             |             date; and
             |
                  (c)      The accountant's statement or other exhibit
                           required by Rule 12b-25(c) has been attached if applicable.

Part III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11K, 10-Q, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

Sign off by auditors has been delayed pending resolution of a question relating to compliance with 17 CFR ss.210-2.01. There is no issue relating to the Fund's results or the substance of its financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Arthur C. Delibert                 (202) 778-9042
             ------------------                 ------------------------
             (Name)                             (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify reports(s).
                                                              |_|  Yes    [X] No

     Annual Report to Shareholders for the year ended August 31, 2004. See Rule 30e-1(e) request filed on October 28, 2004 (Accession No. 0000898432-04-000881).


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               |_| Yes   [X]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                        Legg Mason Cash Reserve Trust
                 ----------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.




Date: November 1, 2004             By:  /s/ Marie K. Karpinski
                                      ---------------------------------------
                                      Name: Marie K. Karpinski
                                      Title: Vice President